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                                                                              EXHIBIT 11.1

                                     THE NEIMAN MARCUS GROUP, INC.


Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

(In thousands)               Twenty-Six Weeks Ended     Thirteen Weeks Ended

                            February 1,  January 27,  February 1,  January 27,
                                   1997         1996         1997         1996

Primary

1.  Weighted average number
    of common shares
    outstanding                  44,452       37,996       49,490       38,007


2.  Assumed exercise of
    certain stock options
    based on average
    market value                     175         167          163          231


3.  Weighted average number
    of shares used in primary
    per share computations       44,627       38,163       49,653       38,238





Fully diluted (A)

1.  Weighted average number
    of common shares
    outstanding                  44,452       37,996        49,490       38,007


2.  Assumed exercise of all
    dilutive options based
    on higher of average or
    closing market value            176          184          164          233

3.  Weighted average number
    of shares used in fully
    diluted per share
    computations                 44,628       38,180       49,654       38,240





   (A)  This calculation is submitted in accordance with Securities Exchange Act of l934
        Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB Opinion
        No. l5 because it results in dilution of less than 3%.
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